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EXHIBIT 23.1

                    Consent of Independent Public Accountants
                    -----------------------------------------



The Board of Directors
Frozen Food Express Industries, Inc.


We consent to the incorporation by reference in Registration Statements No. 033-48494, No. 033-59465, No. 033-59461, No. 333-21831, No. 333-38133, No.
333-52701, No. 333-87915, No. 333-87913, No. 333-56204, No. 333-56248 and No.
333-106696 all on Forms S-8 of Frozen Food Express Industries, Inc. of our report dated February 20, 2004, with respect to the consolidated balance sheets of Frozen Food Express Industries, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of Frozen Food Express Industries, Inc.

/s/ KPMG LLP


Dallas, Texas
March 22, 2004